EXHIBIT 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Provides Preliminary Estimates of Financial Results for the Fourth Quarter Ended December 31, 2020, Schedules Earnings Release and Conference Call for the Fourth Quarter Results

New York, January 20, 2021 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today certain preliminary estimates of financial results for the fourth quarter ended December 31, 2020. The Company has elected to provide these preliminary estimates of results and certain portfolio updates in light of meaningful progress achieved during and subsequent to the fourth quarter towards its stated goal of reducing non-core assets and unsecured debt and equity exposure.

Select Preliminary Estimated Financial Results for Fourth Quarter Ended December 31, 2020

The preliminary estimates below are subject to change as our financial closing procedures are being finalized:

•	Net Asset Value (NAV) estimated to be $315.0 million, up 2.8% from $306.6 million at September 30, 2020
•	NAV per share estimated to be $4.23, down 0.2% from $4.24 at September 30, 2020, primarily due to increase in total shares outstanding
•	Net Investment Income (NII) per share estimated to be $0.10
•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was estimated to be 0.51x, compared to 0.98x at September 30, 2020

Select Non-Core and Junior Capital Portfolio Progress Updates during Fourth Quarter Ended December 31, 2020

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BCIC Senior Loan Partners (SLP) sold a majority of its loan portfolio in the fourth quarter. Following this sale, SLP paid off and terminated its credit facility and returned $23.0 million of equity capital to the Company. Its investment portfolio now consists of four first lien loans. The preliminary fair market value (FMV) of the Company’s remaining equity in SLP is $36.2 million as of December 31, 2020. This investment had a FMV of $65.7 million at September 30, 2020 which was prior to the aforementioned sale.

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In addition to the previously disclosed partial principal repayment of $77.5 million on the unsecured debt of Gordon Brothers Finance Company (GBFC), the Company received another $9.9 million repayment on this investment during the fourth quarter. This additional payment resulted from the monetization of an equity warrant issued by a prior GBFC portfolio company. The preliminary FMV of the Company’s remaining unsecured debt of GBFC is $22.9 million as December 31, 2020. This investment had an FMV of $121.8 million at September 30, 2020 which was prior to the previously disclosed sale of GBFC’s loan portfolio to Callodine Commercial Finance, Inc. on November 3, 2020.

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Non-core investment in the unsecured debt of CB-HDT Holdings, Inc. was repaid in full (along with the entire accrued and unpaid PIK interest) during the fourth quarter. This exit resulted in repayment of $9.4 million to the Company. This investment had a FMV of $8.9 million at September 30, 2020.

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Red Apple (non-core investment) paid down $6.2 million on its 2nd lien loan to the Company utilizing excess cash on its balance sheet as its financial performance improved significantly during 2020. The preliminary FMV of the remaining 2nd lien investment in Red Apple is $14.8 million as of December 31,

2020. This investment had a FMV of $17.3 million at September 30, 2020, which was prior to the aforementioned principal reduction.
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Excluding the above non-core and junior capital activity, net repayments during the fourth quarter were an aggregate of $7.2 million, including 7 portfolio company exits and the addition of 7 new portfolio companies. At the end of the fourth quarter, the Company had 55 portfolio companies in the aggregate.

Select Portfolio Progress Updates subsequent to Fourth Quarter Ended December 31, 2020

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Investments in the subordinated debt and equity of First Boston Construction Holdings, LLC were fully repaid subsequent to the end of the fourth quarter resulting in receipt of $38.5 million by the Company. This investment had a FMV of $31.3 million at September 30, 2020.

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As a result of net portfolio activity subsequent to the fourth quarter, estimated net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, further declined to 0.38x as of January 15, 2021 using preliminary FMV as of December 31, 2020, where applicable.

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The below table highlights the progress towards the Company’s portfolio construction objectives of increasing senior, secured investment with an emphasis on first liens, and reducing exposure to unsecured debt and equity.

Security Type	As of January 15, 2021[1]	As of September 30, 2020
Senior Secured 1st Lien Debt	55.0%	36.5%
Senior Secured 2nd Lien Debt	28.6%	24.9%
Subordinated/Unsecured Debt[2]	6.4%	26.6%
Pref. Equity, Common Equity & Other[2]	10.0%	12.0%

Notes

1.	Using preliminary FMV as of December 31, 2020, where applicable.
2.

The table below lists the remaining subordinated/unsecured debt and equity/equity-related exposure as of January 15, 2021 (excluding exposures with a preliminary FMV of less than $0.5 million) with preliminary FMV as of December 31, 2020.

Portfolio Company	Industry	Preliminary FMV as of 12/31/20
Unsecured or Subordinated Debt
Gordon Brothers Finance Company (a)	Diversified Financial Services	22,850,000
Callodine Commercial Finance, LLC (b)	Diversified Financial Services	5,000,000
Total Unsecured or Subordinated Debt		27,850,000
Preferred Stock (c)
Advantage Insurance, Inc.	Insurance	5,720,010
AGY Equity, LLC	Chemicals	1,557,200
Total Preferred Stock		7,277,210
LLC Interests
BCIC Senior Loan Partners, LLC	Diversified Financial Services	36,150,259
Total LLC Interests		36,150,259
Total		71,277,469

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(a)	The investment is on non-accrual status as of December 31, 2020 and therefore non-income producing.
(b)	This investment will have a first lien security interest after the senior tranches are repaid. Interest rate is Libor + 8.50%.
(c)	Non-income producing equity securities at December 31, 2020.

While the accomplishment of several desirable repayments has benefited portfolio construction, the lower portfolio leverage will compress NII in the near term. We expect the NII to grow as proceeds continue to be redeployed into the Company’s core strategy of senior, secured, income generating investments with an emphasis on first lien loans, increasing net leverage from current levels.

The preliminary estimates described in this press release are subject to the completion of our financial closing procedures and are not a comprehensive statement of our financial results for the year ended December 31, 2020. These estimates have not been approved by the Company’s Board of Directors or its Audit Committee and were prepared by the Company’s management in connection with preparation of its financial statements. The final results may differ materially from these preliminary estimates as a result of the completion of our financial closing procedures and final adjustments and other developments arising between now and the time that our financial results for the year ended December 31, 2020 are finalized, including the review and approval by the Company’s Board of Directors and its Audit Committee of our final financial results for the year.

The Company does not expect to regularly disclose such interim estimates going forward and will consider the need to do so, if any, on a quarter-by-quarter basis.

Fourth Quarter 2020 Earnings Release and Earnings Call Scheduled

BCIC will report earnings for the fourth quarter 2020 on Wednesday, March 3, 2021 after the close of the financial markets.

BlackRock Capital Investment invites all interested persons to attend its webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, March 4, 2021 to discuss its fourth quarter 2020 financial results.  The Company's fourth quarter earnings release will be available in the investor relations section of its website, www.blackrockbkcc.com.

Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 458-4121 or from outside the United States, +1(313) 209-6672, 10 minutes before 10:00 a.m. on Thursday, March 4, 2021 and reference the BlackRock Capital Investment Conference Call (ID Number 8535673). A live, listen-only webcast will also be available via the investor relations section of www.blackrockbkcc.com. This teleconference can also be accessed using Microsoft Edge, Google Chrome, or Firefox via this link: BlackRock Capital Investment Corporation Fourth Quarter 2020 Earnings Call. Once clicked-on, please enter your information to be connected. Please note that the link becomes active fifteen minutes prior to the scheduled start time.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, March 4, 2021 and ending at 1:00 p.m. on Thursday, March 18, 2021.  To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial +1(719) 457-0820 and enter the Conference ID Number 8535673.  To access the webcast, please visit the investor relations section of www.blackrockbkcc.com.

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.